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                                                                   EXHIBIT 10.25

                           SECOND AMENDMENT TO RADNOR
                      TECHNOLOGY AND RESEARCH CENTER LEASE


      THIS SECOND AMENDMENT TO LEASE (the "Amendment") is made this 3rd day of March, 2003 by and between RADNOR PROPERTIES-145 KOP, L.P., a Delaware limited partnership (hereinafter called "Landlord"), and CENTOCOR, INC., a Pennsylvania corporation (hereinafter called "Tenant").


                                   BACKGROUND

      A. Landlord and Tenant entered into that certain Radnor Technology and Research Center Lease dated March 8, 2002, as amended by that First Amendment to Lease dated June 21, 2002 (the "Lease"), whereby Landlord leased to Tenant and Tenant rented from Landlord the space containing 135,125 rentable square feet located on the court level and third (3rd) and fourth (4th) floors of the research building (the "Research Building") and the space containing 1,344 rentable square feet located in the Storage Building, which are located within the Radnor Technology and Research Center (the "Center"), at 145 King of Prussia Road, Radnor Township, Delaware County, Pennsylvania 19087.

      B. Tenant desires to lease the first floor of the Research Building which space is more particularly delineated on the site plan attached hereto as Exhibit "A" and made a part hereof containing" 46,672 rentable square feet located on the first (1st) floor (the "First Floor Space"). Landlord is Willing to lease the First Floor Space to Tenant, and otherwise accommodate Tenant all on and subject to the terms set forth herein.

      C. As of the date hereof, except as otherwise specifically set forth herein, the First Floor Space shall constitute a part of the "Demised Premises" under the Lease and, unless expressly set forth herein to the contrary, all of the terms and conditions set forth in the Lease shall apply to the First Floor Space.

                                      TERMS

      NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and incorporating the above Background, and intending to be legally bound, agree as follows:

      1. FIRST FLOOR SPACE.

            1.1. FIRST FLOOR SPACE. Landlord, for a term commencing on the delivery of a fully executed Amendment to Tenant (the "First Floor Space Commencement Date") on which date the First Floor Space shall be delivered to Tenant and, unless extended or sooner terminated as herein provided, expiring coterminous with the balance of the Demised Premises on March

(C)2001 The Rubenstein Company, L.P. All Rights Reserved.

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31, 2007 (the "First Floor Term"), leases to Tenant, and Tenant rents from
Landlord, the First Floor Space, on the following terms and conditions:

                  (i) Minimum rent for the First Floor Space shall commence on March 1, 2003 (the "First Floor Space Rent Commencement Date") and accrue during the First Floor Term as follows:

                                                       ANNUAL MINIMUM        MONTHLY
       AGREEMENT PERIOD                    RATE            RENT           MINIMUM RENT
-------------------------------         ---------     --------------     --------------
March 1, 2003 - March 31, 2004          $   15.50     $   723,416.04     $   60,284.67
April 1, 2004 - March 31, 2005          $   16.25     $   758,420,04     $   63,201.67
April 1, 2005 - March 31, 2006          $   17.00     $   793,424.04     $   66,118.67
April 1, 2006 - March 31, 2007          $   17.75     $   828,428.04     $   69,035.67

Minimum rent shall be payable during the First Floor Term, in advance, in the monthly installments as set forth above, the first installment to be payable upon the execution of this Amendment and subsequent installments to be payable on the first day of each successive month of the First Floor Term following the First Floor Space Rent Commencement Date.

                  (ii) TENANT'S PROPORTIONATE SHARE. As of the First Floor Space Commencement Date, Tenant's Proportionate Share shall be seventy nine and 4,265/10,000 percent (79.4265%). This is equal to the ratio of the rentable square feet of the Demised Premises in the Research Building to the total rentable square feet of space in the Research Building which is 228,887. The ratio of the rentable square feet in the Demised Premises to the total rentable square feet of office and laboratory space in the Center (which is 427,109) shall be Forty Two and 5,645/10,000 percent (42.5645%).

            1.2. Tenant may occupy any and all portions of the First Floor Space, for the purpose of conducting Tenant's business therein, prior to the First Floor Space Rent Commencement Date, with no obligation to pay the minimum rent set forth above until the First Floor Rent Commencement Date; provided, however, Tenant shall be responsible for the payment of all utilities, Taxes and Operating Expenses, repairs and any other costs involved in operating, occupying and maintaining the First Floor Space. Tenant may occupy any and all portions of the First Floor Space for the purpose of constructing improvements therein prior to the First Floor Commencement Date and during such time Tenant shall have no obligation to pay for any of the costs set forth in this paragraph.

      2. RENEWAL OPTION. If Tenant exercises its option to extend the term of the Lease pursuant to Paragraph 30 therein, Tenant must also elect to extend the term of the Lease for the First Floor Space beyond March 31, 2007, and in the event Tenant properly exercises the Renewal Option, such extension as to the First Floor Space shall be on the same terms and conditions that are set forth in such Paragraph 30. Notwithstanding the provisions of such Paragraph 30, the minimum annual rental rate for the First Floor Space shall be a continuing

(C)2001 The Rubenstein Company, L.P. All Rights Reserved.

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increase of $0.75 per rentable square foot per annum over the previous annual minimum rent starting with the last year of the Lease term.

      3. SERVICES. Landlord agrees that during the term of the Lease, Landlord shall provide services to the First Floor Space as set forth in this Paragraph 3.

            (A) STANDARD CENTRAL HVAC SERVICES. Landlord shall provide heat, ventilation and air-conditioning ("HVAC") during "Business Hours (which shall mean twenty-four hours a day, seven days a week) as follows:

                  (1) FIRST FLOOR. Landlord shall provide conditioned air (nominal 55 degrees F and no less than 65% relative humidity), 24 hours a day, 365 days per year, between outdoor design conditions of 95 degrees F dry bulb, 78 degrees F wetbulb and 0 degrees F up to a total maximum rate of 35,000 cubic feet per minute ("CFM") to the First Floor Space. Landlord shall provide Tenant with access to the Building Automation System for the limited purpose of controlling space temperature set points and humidity on the First Floor Space. Air flow to the First Floor Space is supplied by one (1) or more of the nine (9) air handling units ("AHUs"), which serve floors 1 through 4 of the Research Building. Landlord shall have the right to approve Tenant's allocation of the available CFM from each of the air handling units. Landlord shall furnish exhaust air up to a maximum rate of 31,000 CFM. Exhaust is furnished to the floors by 2 exhaust fans, which serve floors 1 through 4 of the Research Building. Landlord shall have the right to approve Tenant's allocation of the available CFM to each of the Exhaust fans.

            Landlord understands that Tenant intends to make modifications, at Tenants sole expense, to several or all of the existing nine (9) AHUs that service floors 1 through 4 that will result in increasing the total available conditioned airflow to floors 1 through 4, and to utilize a portion of that increased air volume for use on the First Floor Space. Landlord has approved, in concept, these modifications, including but not limited to replacement of AHUs # 6 and # 7 with new 18,900 CFM AHUs, with the condition that Landlord reserves the right to approve Tenant's final plans and specifications for such modifications in advance of the work being performed, and with the further condition that the available air to be allocated to the Second Floor from AHUs 1 through 9 shall in no event be less than 59,000 CFM. Tenant shall be responsible and bear all costs associated with necessary modifications of the Exhaust System resulting from any Tenant changes, as described in the following paragraph.

            Landlord further understands that Tenant intends to make modifications, at Tenants sole expense, to one or both of the existing two (2) Exhaust Fans that service floors 1 through 4 that will result in increasing the total available exhaust airflow from floors 1 through 4, and to utilize a portion of that increased exhaust air volume for use on the First Floor Space. Landlord has approved, in concept, these modifications, with the condition that Landlord reserves the right to approve Tenant's final plans and specifications for such modifications in advance of the work being performed, and with the further condition that the available exhaust air to be allocated to the Second Floor from Exhaust Fans 1 and 2 shall in no event be less than 57,000 CFM.

(C)2001 The Rubenstein Company, L.P. All Rights Reserved.

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            Tenant acknowledges that Tenant's actions in increasing the airflow from AHUs 1 through 9 will result in an increased demand on the Central Plant's chilled water capacity which may, in turn, result in a deficiency of approximately 150 Tons of chilled water capacity throughout the entire Center. In order to address this deficiency, Tenant agrees to install, at Tenant's sole cost, piping connections and valves onto the primary chilled water loop, to which Tenant shall furnish and connect a portable chilled water plant to eliminate the deficiency in chilled water volume during periods where the Center experiences chilled water loads in excess of the available capacity. This connection will be sized to accommodate a 700 ton unit and will also be used by Tenant to furnish supplemental chilled water in the event of a temporary loss of use of one of the existing permanent chillers which limits the ability of the Central Plant to provide the required volume of chilled water to satisfy the Center demands up to a maximum capacity of 3040 tons. All costs associated with furnishing and operation of the portable chilled water plant will be borne by Tenant, regardless of the reason the portable chilled water plant is needed. The furnishing, installation and/or maintenance of the portable chilled water plant by Tenant shall not relieve Landlord of its obligations under sections 5.11 and
5.12 of the Lease to repair and/or replace any Central Plant equipment, nor shall it act to assign to Tenant Landlord's obligation to provide chilled water to other tenants of the Center.

            (B) EMERGENCY GENERATOR. With respect to the electric allocation set forth in Paragraph 5(C) of the Lease, Tenant shall be entitled to the use of emergency power furnished by the Research Building's generator not to exceed a maximum demand load of 50 kVA for the First Floor Space. Tenant shall limit transformer and panel connections to the emergency bus duct to 62 kVA, but may increase connected branch loads up to a reasonable diversity factor in accordance with good engineering practice. A portion of this 50 kVA is presently connected to equipment and receptacles in the Demised Premises. Subject to Landlord's consent, Tenant may reallocate the distribution of this emergency power to meet its specific needs. Tenant's use of emergency power shall not interfere with the life safety equipment connected to the generator. Regardless of the allocation set forth herein, Tenant's total coincident demand (inclusive of Tenant's emergency loads on other floors) on the emergency bus duct system shall not exceed the total code allowable current carrying capacity of the bus duct system as adjusted for Tenant's proportionate share on a gross square footage basis. If Tenant's total coincident demand exceeds the total code allowable current carrying capacity of the bus duct system as adjusted for tenant's proportionate share, then Tenant shall reduce its total connected load until compliance is achieved. Tenant may, subject to Landlord's reasonable approval, and at Tenant's sole cost make modifications to the existing electric distribution system to utilize up to 100 KVA of the excess connected load capacity of the existing generator by installing a new 100 KVA feeder from the substation to a new first floor emergency panel. In no case, does Landlord represent or warrant that emergency power in excess of Tenant's Proportionate Share of the current carrying capacity of the existing bus duct system is available for Tenant use and it is further agreed that Landlord shall not be responsible for any failure or inadequacy of the Research Building's emergency generator and its distribution system to supply emergency power. This provision is not intended to amend Landlord or Tenants rights and obligations as set forth in section 5.11 or 5.12 of the Lease.

(C)2001 The Rubenstein Company, L.P. All Rights Reserved.

                                        4

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      4. RIGHT TO PURCHASE.

            4.1. GRANT. Landlord hereby grants to Tenant the right and option (the "Purchase Option"), to purchase all (but not less than all) of the Center and all fixtures, equipment and other structures and improvements owned by Landlord and then existing on or within the Land or the Center and used by the Landlord in connection with the operation thereof, (collectively, the "Property"), all for the Purchase Price and on the other terms and conditions hereinafter set forth. Capitalized terms, when used in this Paragraph 4 without separate definition, will have the same respective meanings as set forth elsewhere in this Lease.

            4.2. EXERCISE. In order to exercise the Purchase Option, Tenant shall give irrevocable written notice (an "Exercise Notice") to Landlord on or before April 1, 2005, time being of the essence. In order for the Purchase Option to be timely and effectively exercised, Landlord must have received the Exercise Notice on or before April 1, 2005, and that Exercise Notice must have been accompanied by the Deposit required in Paragraph 4.4(2)(i) below. Tenant shall have performed any and all due diligence which Tenant deems necessary prior to providing the Exercise Notice and shall not receive any further due diligence period.

            4.3. EFFECT OF AN EXERCISE. If the Purchase Option is timely exercised as required hereby, then Landlord agrees to sell and convey the Property to Tenant, and Tenant agrees to purchase and accept the same from Landlord, all for the Purchase Price and on the other terms and conditions hereinafter set forth.

            4.4. PURCHASE PRICE.

                  (1) The purchase price (the "Purchase Price") due from Tenant to Landlord for the Property shall be determined using a Nine and One Half percent (9.5%) cap rate if Closing occurs during 2003 and a Nine percent (9%) cap rate if Closing occurs any time thereafter. The aforementioned cap rates shall apply to net rents then payable by (i) Tenant (including net rents that would be due for the First Floor Space if Closing occurs prior to the First Floor Rent Commencement Date), (ii) by third-party tenants elsewhere in the Center at the time of the Exercise Notice, adjusted to be exclusive of Operating Expenses, Taxes and utilities, and (iii) if any space is un-leased by Tenant or a third party, the rent attributable to such space shall be the net rent then payable by Tenant for similar space. By way of example, if laboratory space is un-leased at the time of the Exercise Notice, the rental paid or next payable by Tenant for the Court, Third or Fourth floors of the Research Building shall be attributable to the un -leased laboratory space. If the un-leased space is office space (including any floors in Buildings I, II and III) then the net rent attributable to that space will be the rental provided for under that certain Office and Cafeteria Lease dated June 21, 2002 between Landlord and Tenant, all as more fully set forth on the schedule set forth in Exhibit "B" attached hereto and made a part hereof.

                  (2) The Purchase Price shall be payable in accordance with the following:

                        (i) Simultaneously with the delivery by Tenant to Landlord of the Exercise Notice, Tenant shall deliver to Landlord a certified or bank treasurer's or cashier's

(C)2001 The Rubenstein Company, L.P. All Rights Reserved.

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

check in the amount of Ten Million and 00/100 Dollars ($10,000,000.00) (the "Deposit"). The Deposit shall be non-refundable and shall be held by Landlord in a separate interest-bearing account with a federally insured federal or state-chartered banking institution. All interest earned on the Deposit shall be paid over to Landlord at Closing and credited to the Purchase Price.

                        (ii) The balance of the Purchase Price, subject to pro-rations and adjustments as hereinafter set forth, shall be paid at Closing by wire transfer of immediately available federal funds (such to be transferred to the account of Landlord or to such other person or persons as Landlord may designate in writing).

            4.5. CLOSING. In the event the Purchase Option is effectively exercised as aforesaid, then Landlord and Tenant shall promptly thereafter (and in any event within thirty (30) days) execute an Agreement of Purchase and Sale upon the terms and conditions set forth in the Exercise Notice to the extent such terms and conditions do not conflict with this Paragraph in which event the terms and conditions of this Paragraph shall control unless otherwise specifically agreed to, in writing, by Landlord and Tenant. The Agreement of Purchase and Sale shall provide that (i) any term or condition in the Exercise Notice relating to this Lease or within the control of Tenant (including, without limitation, any condition requiring the execution of an estoppel certificate and/or a subordination and attornment agreement by Tenant) shall automatically be deemed to have been satisfied; (ii) the closing (the "Closing") thereunder shall take place on a date selected by Landlord which date shall be any time within six (6) months of Landlord's receipt of the Exercise Notice; Closing shall be held at the office of Landlord's affiliate, The Rubenstein Company, L.P., 4100 One Commerce Square, 2005 Market Street, Philadelphia, Pennsylvania 19103-7041, or on such other date or at such other time or place as Landlord and Tenant may mutually agree, (iii) at Closing, Tenant shall pay the Purchase Price and all rent due under this Lease applicable to the period prior and up to the Closing date, Tenant shall accept title to the Property subject to all easements, covenants, conditions and encumbrances (other than monetary liens) existing on the date of this Amendment) and Landlord and Tenant shall each execute and deliver (as applicable) such documents and instruments, and make such pro-rations, and pay such expenses (and shall split equally any realty transfer taxes) as may be required or reasonably requested by either party to effect or assure the simultaneous, complete and effective transfer, assignment and conveyance to, and assumption by, Tenant of all of Landlord's right, title and interest in and to the Subject Property. Furthermore, except as otherwise specifically agreed to in writing by Landlord and Tenant (but subject to clause
(i) of this subsection above), the Property shall be sold and conveyed in an "AS IS-WHERE IS" condition, without any express or implied warranty whatsoever as to the condition thereof, fitness for a particular purpose or otherwise. In the event Landlord and Tenant shall fail, within such thirty (30) day period, to execute an Agreement of Purchase and Sale upon the terms and conditions set forth above, then Tenant shall be deemed to have failed to have effectively exercised the Purchase Option and such Purchase Option shall thereafter be of no force or effect and the Deposit shall be forfeited by Tenant to Landlord.

            4.6. FINANCING. In the event Landlord obtains financing secured by the Property, Tenant's rights under this Section 4 shall be conditioned upon (i) the lender's consent to the sale of the Property to Tenant; and (ii) Tenant, in addition to paying the Purchase Price, paying all costs and expenses in connection with the release of the Property as security for such financing.

(C)2001 The Rubenstein Company, L.P. All Rights Reserved.

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If Tenant exercises the Purchase Option, Tenant must either assume the then current financing secured by the Property or pay any pre-payment penalties and other costs incurred by Landlord, From time to time during the term of the Lease, Tenant may request, in writing, that Landlord disclose in reasonable detail, the terms of the then existing financing, if any, on the Property and Landlord agrees to provide such information within fifteen (15) days after receiving Tenant's request. As of the date of this Amendment, there is no pre-payment penalty associated with the existing financing on the Property.

            4.7. EXERCISE. At the time that the Purchase Option is exercised this Lease must be in full force and effect and there must exist no Event of Default or event after which, the giving of notice, the passage of time, or both, would (or at Landlord's option could) constitute an Event of Default.

            4.8. RIGHTS PERSONAL TO TENANT. The rights contained in this Section 4 are personal to Tenant and shall be automatically extinguished if any Transfer has occurred, except to an Affiliate as such term is defined in Section 7.6 of the Lease, whether or not Landlord has consented to such Transfer.

            4.9 MISCELLANEOUS. If Landlord and Tenant have executed the Agreement of Purchase and Sale and Tenant defaults in its obligation to proceed to and consummate Closing, then Landlord shall have the following further rights: (i) to retain or receive the Deposit (whether or not then paid) as liquidated damages (and not as a penalty) for such default and (ii) the Purchase Option shall be null and void. Notwithstanding anything to the contrary contained herein, the Purchase Option will be of no further force or effect by the disposition of the Center, or any part thereof, at sheriffs sale following foreclosure of any mortgage encumbering the Center or the transfer of the Center, or any part thereof, by deed in lieu of foreclosure. Landlord and Tenant agree that all time periods and deadlines contained in this Purchase Option are of the essence.

            4.10. FAILURE TO EXERCISE. In the event Tenant fails to provide to Landlord the Exercise Notice in the manner and within the applicable time periods set forth herein, this Purchase Option shall automatically and immediately terminate and Tenant shall have no other Purchase Option. In such event, the Purchase Option shall be of no force or effect.

      5. PARKING. In addition to the Non-Reserved Spaces (as defined in the Lease) granted to Tenant in the Lease, Tenant shall have the free, non-exclusive use of 106 Non-Reserved Spaces for Tenant, Tenant's employees, Tenant's business invitees and Tenant's agents (93 in connection with Tenant's leasing the First Floor Space; 13 due to a shortfall provided to Tenant in the Cafeteria Lease). All of the terms and conditions set forth in Section 1.5 of the Lease shall apply to the Non-Reserved Spaces granted to Tenant in this Amendment.

      6. AS IS/WHERE IS. Tenant represents that the First Floor Space, and the street or streets, sidewalks, parking areas, curbs and access ways adjoining them, and the present uses and non-uses thereof, have been examined by Tenant, and Tenant accepts them in the condition or state in which they now are, or any of them now is, without relying on any representation, covenant or warranty, express or implied, by Landlord. Tenant specifically agrees to accept the First Floor Space in "AS-IS", "WHERE-IS" condition, without any obligation on the part of

(C)2001 The Rubenstein Company, L.P. All Rights Reserved.

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Landlord to perform any alterations, improvements, redecorating or other work therein. The provisions of this Paragraph shall survive the termination of the Lease.

      7. BROKER. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than The Rubenstein Brokerage Group, Inc. and Brite Realty Services, Inc. ("Brokers"), and agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any such broker or agent, other than Brokers, employed or engaged by it or claiming to have been employed or engaged by it. Each of the Brokers is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to each of the Brokers pursuant to a separate agreement between Landlord and each of the respective Brokers.

      8. CONFESSION OF JUDGMENT. Tenant hereby grants the warrants of attorney to Landlord to confess judgment against Tenant as set forth in Paragraph 12.7 of the Lease, all of the terms and conditions of which are incorporated herein by reference. The parties further acknowledge the effectiveness of such confession of judgment as if fully set forth herein.

      9. DEFINITIONS. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein.

      10. No DEFAULT. Tenant represents, warrants and covenants that to the best of Tenant's knowledge, no Event of Default has occurred under the Lease and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by either Landlord or Tenant thereunder.

      11. EFFECT OF AMENDMENT. Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns.

      12. MISCELLANEOUS. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant.

(C)2001 The Rubenstein Company, L.P. All Rights Reserved.

                                        8

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            IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this Amendment to be executed by their duly authorized representatives the day and year first above written.

WITNESS:                                 LANDLORD:

                                         RADNOR PROPERTIES-145 KOP, L.P.,

                                        By: Radnor GP-145 KOP, L.L.C.
                                            General Partner

 By: /s/ [ILLEGIBLE]                        By: /s/ [ILLEGIBLE]
     -------------------------                  -------------------------
                                                Authorized Signature

WITNESS:                                TENANT:

                                        CENTOCOR, INC.


By: /s/ [ILLEGIBLE]                        By: /s/ RICHARD A. BIERLY
    ---------------------------            -----------------------------
    Name:                                  Name: RICHARD A. BIERLY
                                           Title: VP FINANCE


(C)2001 The Rubenstein Company, L.P. All Rights Reserved.

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